Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, please contact:

Julie DeSantis

Public Relations Manager

IMPAC Medical Systems, Inc.

650-623-8883

pr@impac.com

IMPAC Medical Systems and Elekta Announce Sales Consulting Agreement

Leading Oncology Vendors Agree on Worldwide Sales and Support Plan

MOUNTAIN VIEW, CA, October 5, 2004 – IMPAC Medical Systems, Inc. (NASDAQ:IMPCE), a leading provider of information technology solutions for oncology care, and Elekta, a world leading supplier of advanced and innovative radiation oncology and neurosurgery solutions announced today that they have entered into a Sales Consulting Agreement. Under the Agreement, Elekta will have rights to offer IMPAC’s oncology information system products and services, including the recently released MOSAIQ™ Image-Enabled EMR (electronic medical record) in select markets around the world.

Elekta will now be able to offer a much broader solution that will encompass the entire therapy process from initial referral, through treatment, and into long-term follow-up. By providing installation, training and support services to information systems sold by Elekta, IMPAC will expand and accelerate its reach into the global markets.

Agreement Strengthens Relationship

IMPAC and Elekta have a rich history of cooperation and innovation. IMPAC has provided interface solutions to Elekta’s radiation oncology products and has kept pace with Elekta’s industry-leading technological achievements for many years. IMPAC has interfaced to Elekta equipment in ten countries.

In December 2003 IMPAC and Elekta reached agreements to standardize interfaces for oncology therapeutic equipment based on the DICOM Standard and earlier this week announced another collaborative development to improve the performance of IMRT (Intensity Modulated Radiotherapy).

Open Systems is Key to Partnership

In this new sales agreement, the companies commit to maintaining open systems and solutions. While the companies each seek to benefit from this open systems approach which relies heavily on their standardization efforts, the key benefactors of this strategy are the providers of oncology services. “We applaud Elekta for its open systems commitment. It means practices can pick best of breed solutions from vendors fully committed to the emerging standards. For providers it means more choices for future purchases, easier and faster implementations, and fewer in-house resources that need to be involved in managing systems,” says Joseph K. Jachinowski, president and CEO of IMPAC Medical Systems.

“Both Elekta and IMPAC have had long standing commitments to improve the quality of life for patients. We continue to work with our partners in the clinic to bring solutions that inspire clinical confidence in the advancement of radiotherapy techniques and the fight against serious disease. Elekta has an open-systems philosophy that offers our customers seamless integration with freedom to choose the systems that best suit them. This agreement with IMPAC is an excellent example of this philosophy in action,” said Laurent Leksell, president and CEO of Elekta.

About IMPAC Medical Systems, Inc.

IMPAC Medical Systems, Inc. is a leading provider of oncology IT solutions that streamline both clinical and business operations to help improve the process of delivering quality patient care. With systems designed for anatomic pathology, medical oncology, radiation oncology, imaging, clinical laboratory, and cancer registry, IMPAC supports the entire team of healthcare professionals who contribute to the care of the cancer patient. Supporting over 2500 installations worldwide, IMPAC provides practical solutions that deliver better overall communication, process efficiency and quality patient care. For more information about IMPAC products and services, please call 650-623-8800 or visit www.impac.com.

About Elekta

Elekta is a world-leading supplier of advanced and innovative radiation oncology and neurosurgery solutions and services for precise treatment of cancer and brain disorders. Elekta’s solutions are clinically effective, cost efficient and gentle on the patient. For additional information about Elekta, please visit www.elekta.com.

The statements contained in this press release that are not purely historical are forward looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, including statements regarding the Company’s expectations, beliefs, hopes, intentions or strategies regarding the future. Forward looking statements include statements regarding the Company’s review of its revenue recognition policies and the estimated impact of the proposed financial restatement of previously report results, possible delisting from The NASDAQ Stock Market, business strategy, timing of, and plans for, the introduction of new products and enhancements, future sales, market growth and direction, competition, market share, revenue growth, operating margins and profitability. All forward looking statements included in this document are based upon information available to the Company as of the date hereof, and the Company assumes no obligation to update any such forward looking statement. Actual results could differ materially from the Company’s current expectations. Factors that could cause or contribute to such differences include the Company’s ability to expand outside the radiation oncology market or expand into international markets, our inability to recognize revenue from multiple element software contracts where certain elements have been delivered, installed and accepted but other elements remain undelivered, lost sales or lower sales prices due to competitive pressures, the ability to integrate its products successfully with related products and systems in the medical services industry, reliance on distributors and manufacturers of oncology equipment to market its products, changes in Medicare reimbursement policies, the integration and performance of acquired businesses, and other factors and risks discussed in the 10-K/A and other reports filed by the Company from time to time with the Securities and Exchange Commission.